Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of February 3, 2023, by and between KVH Industries, Inc., a Delaware corporation (the “Company”), Black Diamond Capital Management, L.L.C., a Delaware limited liability company (“Black Diamond”), Stephen H. Deckoff, an individual (collectively with Black Diamond and each of their respective Affiliates and Associates that beneficially owns, directly or indirectly, any securities of the Company, the “Investor Group”) and the Investor Group Designees (as defined below). Unless otherwise defined, capitalized terms shall have the meanings given to them in Section 16(a).

RECITALS

WHEREAS, on August 18, 2022 the Board of Directors of the Company (the “Board”) adopted the Stockholder Rights Agreement, dated August 18, 2022, between the Company and Computershare Trust Company, N.A. (the “Rights Agreement”);

WHEREAS, on August 26, 2022, certain members of the Investor Group filed a Schedule 13D with the SEC with respect to the Company (as may be amended, the “Schedule 13D”); and

WHEREAS, the Company and the Investor Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.                  Board Composition and Related Matters.

(a)               Board Observer. Following the execution and delivery of this Agreement and the Confidentiality Agreement provided for in Section 7, Stephen H. Deckoff shall be an observer to the Board (the “Observer”) and shall receive, on a confidential and restricted basis, copies of all documents distributed to the Board, including, without limitation, notice of all meetings of the Board, all written consents executed by the Board, all materials prepared for consideration at any meeting of the Board, and all minutes related to each meeting of the Board contemporaneous with their distribution to the Board. The Observer shall have the right to attend and reasonably participate, but not vote, at all meetings of the Board (whether such meetings are held in person, telephonically or otherwise) until the earlier of (i) when the Investor Group beneficially owns, in the aggregate, less than the Ownership Minimum or (ii) the New Director has been elected or appointed to the Board. Notwithstanding the foregoing, the Company reserves the right to exclude the Observer from access to any material or meeting or portion thereof if, and only to the extent that, the Board, as applicable, determines reasonably and in good faith that such exclusion is necessary and appropriate to preserve legal privilege, as required by applicable law or stock exchange regulation, or to the extent such meetings or materials relate to a dispute with the Investor Group or the enforcement of this Agreement.

(b)               Board Matters In a timely manner after the execution and delivery of this Agreement, the Company will accept the resignation of one incumbent director, which resignation shall become effective at the 2023 Annual Meeting. Subject to completion of the director information and interviews provided for in Section 1(i), the Board will nominate Stephen H. Deckoff (the “New Director” and, together with the Observer, the “Investor Group Designees” and each an “Investor Group Designee”) for election to the Board with respect to the 2023 Annual Meeting to fill the vacancy resulting from such incumbent director’s resignation, with the New Director to serve as a Class III director (with a term expiring at the 2026 Annual Meeting). Prior to the New Director joining the Board, the Investor Group will cause the New Director to execute and deliver to the Company an irrevocable conditional letter of resignation from the Board in the form attached hereto as Exhibit A (the “Resignation Letter”). From and after the execution and delivery of this Agreement and for the duration of the Standstill Period (as defined below), the Company will take no action to expand the number of directors or otherwise change the size or composition of the Board except as set forth herein, unless such action is supported by the New Director.

(c)               Stockholder Rights Agreement. Simultaneous with the execution and delivery of this Agreement, the Company will take all necessary actions to amend the Rights Agreement such that the Investor Group does not constitute an “Acquiring Person” under the Rights Agreement for so long as the Investor Group collectively beneficially owns less than or equal to 25% of the outstanding common stock of the Company, par value $0.01 per share (the “Common Stock”) during the Standstill Period.

(d)               Board Support. During the Standstill Period (as defined below) and so long as the Investor Group satisfies the Ownership Minimum, the Company shall, with respect to the 2023 Annual Meeting, (i) include the New Director as a nominee for election to the Board as a Class III director in the Company’s proxy statement and proxy card for such meeting, (ii) recommend to the stockholders of the Company the election of the New Director to the Board and (iii) solicit proxies in favor of the election of the New Director to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees with respect to the 2023 Annual Meeting and as the Company has supported its nominees in previous years. In connection with the foregoing, the New Director consents to be named by the Company as a nominee for election to the Board in any applicable proxy statement, proxy card or other solicitation materials of the Company for the 2023 Annual Meeting, and agrees, if elected, to act in the capacity of a director of the Company and to serve the full term as a director.

(e)               Board Policies and Procedures. The Investor Group and each Investor Group Designee agree that in such Investor Group Designee’s capacity as an observer or director of the Company, such Investor Group Designee shall comply with the terms of the Company’s Charter, Bylaws and the Corporate Governance Guidelines, and shall preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees (except to the extent permitted by the terms of this Agreement or the Confidentiality Agreement). In addition, each Investor Group Designee is aware of and shall act in accordance with his or her fiduciary duties with respect to the Company. The Company hereby agrees that it shall compensate the New Director in the same manner and on the same terms and conditions as it compensates all other directors on the Board.

(f)                Obligations of Investor Group Designees. Notwithstanding anything to the contrary contained herein, the Investor Group and each Investor Group Designee agree that the Board or any committee thereof, in the exercise of its fiduciary duties, may request that an Investor Group Designee recuse himself or herself from any portion of a Board or committee meeting, and agree not to request access to information of the Company, to the extent relating to (i) this Agreement, including the interpretation and enforcement thereof; (ii) any demand made by any member of the Investor Group or any of their respective Affiliates or Associates if such demand is coupled, expressly or implicitly, with the threat to take any of the actions prohibited in Section 3; or (iii) any proposed transaction between the Company and any member of the Investor Group, or any of their respective Affiliates or Associates. To the extent provided in the immediately preceding sentence, each Investor Group Designee agrees to so recuse himself or herself from any such Board and committee meetings and agrees that the Board may withhold such information, except to the extent the Board wishes to hear from such designee during part of the meeting, prior to such recusal. For the avoidance of doubt, the Investor Group and each of the Investor Group Designees acknowledge and agree that (A) consistent with his or her fiduciary duties as a director of the Company, each Investor Group Designee is obligated to consider in good faith, to the same extent as any other director of the Company, recusal from any Board or committee meeting in the event there is any other actual or potential conflict of interest between the Investor Group (including any of their respective Affiliates or Associates) or each Investor Group Designee, on the one hand, and the Company, on the other hand; and (B) the Board may restrict the Investor Group Designee’s access to information of the Company to the same extent it would for any other director of the Company, in accordance with applicable law.

(g)               No Investor Group Arrangements. Other than as agreed to by the Company, the Investor Group and each of the Investor Group Designees agree that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the Standstill Period, between any members of the Investor Group and any Investor Group Designees providing for any compensation, reimbursement of expenses or indemnification of an Investor Group Designee solely in connection with or related to the Investor Group’s Designee’s service on the Board.

(h)               Ownership Minimum. The Investor Group acknowledges and agrees that if at any time during the term of this Agreement, as a result of any affirmative action taken by the Investor Group to reduce its ownership of the Company, the Investor Group beneficially owns, in the aggregate, less than the Ownership Minimum, (i) the rights of the members of the Investor Group and the obligations of the Company pursuant to this Section 1 shall terminate immediately and (ii) the New Director shall be obligated to immediately tender his resignation pursuant to the Resignation Letter (it being understood that the Board shall have the right to decline the resignation).

(i)                 Replacement Rights. During the Standstill Period, if the Investor Group (or any of its members) has not committed a material breach of this Agreement, or the Confidentiality Agreement, as determined by an independent, third-party fact finder, as long as the Investor Group beneficially owns, in the aggregate, at least the Ownership Minimum, in the event that the New Director (or any replacement for the New Director (such replacement, a “Replacement Designee”)) is no longer able to serve as a director of the Company due to death, disability, other incapacity or other compelling reason, then the Investor Group shall be entitled to designate, subject to the approval (not to be unreasonably withheld or delayed) of the Nominating Committee, a candidate for Replacement Designee. Any Replacement Designee shall qualify as an Independent Director and shall be mutually agreeable to the Company and the Investor Group, such agreement not to be unreasonably withheld, conditioned or delayed. The Nominating Committee shall, in good faith and consistent with its fiduciary duties, approve or deny any candidate for Replacement Designee within five Business Days after such candidate has: (i) successfully completed a customary background check of the same type as used for all recent directors of the Company; (ii) has, in the reasonable and good faith judgment of the Board, relevant financial and business experience to serve on the Board; and (iii) provided the Company with (A) a completed director questionnaire (in the form that has been provided to Black Diamond by the Company, which is identical to the form used for all recent directors of the Company), (B) an executed joinder to this Agreement, and the Confidentiality Agreement, to join such Replacement Designee to this Agreement, and the Confidentiality Agreement, as an Investor Group Designee hereunder and thereunder, and an executed Resignation Letter, and (C) such other information and agreements as may be reasonably requested by the Company and is consistent with the Board’s past practice. In the event the Nominating Committee declines to approve a candidate for Replacement Designee, (x) any agreements provided by such candidate pursuant to the previous sentence shall be null and void and of no effect and (y) the Investor Group may propose one or more additional candidates, subject to the approval process described above, until a Replacement Designee is approved by the Nominating Committee. Following the approval of a candidate for Replacement Designee by the Nominating Committee, the Board shall promptly appoint such Replacement Designee to the Board. Upon his or her appointment to the Board, such Replacement Designee shall be deemed the New Director for all purposes under this Agreement. Prior to exercising its right to recommend a Replacement Designee for appointment to the Board in accordance with this Section 1(i), the Investor Group shall disclose to the Company its aggregate beneficial ownership of the Company’s outstanding Common Stock for purposes of satisfying the Ownership Minimum. Notwithstanding any of the foregoing, at any time after the 2024 Nomination Date, if the Investor Group becomes entitled to designate a Replacement Designee pursuant to the terms of this Section 1(i), and if a Replacement Designee is not appointed to the Board within thirty (30) Business Days of the date on which the Investor Group recommends a Replacement Designee, the Investor Group shall have the right, but not the obligation, to treat, by written notice to the Company, the absence of the Investor Group Designee as a resignation of the Investor Group Designee for all purposes hereunder, including, without limitation, the termination of the Standstill Period.

2.                  Voting Commitments.

(a)               During the Standstill Period, each of the members of the Investor Group shall appear in person or by proxy at each Stockholder Meeting for quorum purposes and, subject to Section 2(b), to vote all shares of Common Stock beneficially owned by it and over which it has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy or consent statement filed in respect thereof with respect to the election, removal and/or replacement of directors (a “Director Proposal”).

(b)               In the event that the Investor Group obtains Voting Securities in excess of the shares of Common Stock owned beneficially or of record by the Investor Group as of the date of this Agreement as listed on Schedule A attached hereto (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (such securities, calculated as the number of Voting Securities held by the Investor Group minus the number of Voting Securities held by the Investor Group as of the date hereof, the “Excess Shares”), for so long as the Investor Group continues to own Excess Shares, the Investor Group shall vote all such Excess Shares in accordance with the recommendation of the Board on any proposal that is submitted to the stockholders of the Company for their vote and with respect to which the Excess Shares may be voted by the Investor Group (including for clarity, with respect to an Extraordinary Transaction); provided, however, if with respect to any proposal submitted to the stockholders at a Stockholder Meeting, the Board’s recommendation as such recommendations of the Board are set forth in the applicable definitive proxy or consent statement filed in respect thereof is not unanimous (other than with respect to the New Director), then the Investor Group shall vote such Excess Shares in at least the same proportion for approval of such matter in which all other Voting Securities voted on such matter are voted (without taking into consideration, in determining such proportions, (x) any Voting Securities that are not voted or with respect to which a “non-vote” or abstention is exercised or registered and (y) any Voting Securities that are voted by the Investor Group on such matter), and (C) take reasonable steps to cooperate with the Company in order to vote such Excess Shares in the manner contemplated by this Section 2. For the avoidance of doubt, nothing in this Agreement shall in any way restrict the Investor Group from exercising its voting rights with respect to any Voting Securities other than the Excess Shares in the sole discretion of the Investor Group in accordance with this Agreement. In furtherance of the foregoing, promptly following the record date for such Stockholder Meeting, the Investor Group shall provide the Company and its designated proxy solicitor written notice of the number of Voting Securities held beneficially and of record as of the record date for such Stockholder Meeting by the Investor Group and the custodial banks or brokerage firms where such Voting Securities are held, and the Investor Group shall promptly upon the Company’s request obtain a legal proxy and cooperate with the Company and its designated proxy solicitor to either (i) assign the legal proxy to a representative of the Company or its designated proxy solicitor or (ii) submit the legal proxy to the inspector of elections for such Stockholder Meeting with appropriate instructions, in each case, to vote such Excess Shares in accordance with the provisions of this Section 2(b).

(c)               The Investor Group hereby irrevocably grants to, and appoints, the Chief Financial Officer and the General Counsel of the Company and any individual who shall hereafter be designated by the Board, and each of them, a proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of the Investor Group, to vote, or cause to be voted, all of the shares of Voting Securities that would constitute Excess Shares under Section 2(b) that now are or hereafter may be owned beneficially or of record by the Investor Group, or grant a consent or approval in respect of such shares, at every Stockholder Meeting, with respect to the matters described in this Section 2, in the event that the Investor Group fails to vote with respect to such matters as required by this Agreement. The shares of Common Stock owned beneficially or of record by the Investor Group as of the date of this Agreement are listed on Schedule A attached hereto. This proxy is an irrevocable proxy and is granted in consideration of and as a condition to the Company entering into this Agreement, is coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked by the Investor Group. The Investor Group hereby ratifies and confirms all actions that any proxy appointed or designated pursuant to this Section 2(c) may lawfully do or cause to be done in accordance herewith. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL, provided that such proxy shall be effective for so long as any voting obligation of the Investor Group under this Agreement is in effect. Upon the execution hereof, all prior proxies given by the Investor Group with respect to the shares of Common Stock owned beneficially or of record by the Investor Group are hereby revoked and, for so long as this Agreement is in effect, no subsequent proxies will be given.

3.                  Standstill. During the Standstill Period, except as otherwise provided in this Agreement, including, without limitation, the right of the Investor Group to vote on any matter submitted to the approval of the stockholders as provided in Section 2, without the prior written consent of the Board, each of the members of the Investor Group shall not, directly or indirectly:

(a)               (i) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any Voting Securities (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying Voting Securities that would result in the Investor Group owning or controlling more than 25% of the then-outstanding shares of Common Stock in the aggregate; or (ii) sell or otherwise transfer its shares of Common Stock, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any Third Party that, to the Investor Group’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(b)               other than with respect to the New Director and any Replacement Designee, (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election or removal at any Stockholder Meeting at which the Company’s directors are to be elected or otherwise seek representation on the Board; (ii) knowingly initiate, encourage or in any way participate in, directly or indirectly, any solicitation of proxies or consents in respect of any election contest or removal contest at any Stockholder Meeting with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies or consents in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; (v) knowingly initiate, encourage or in any way participate in any “withhold,” “against,” “vote no,” defeat quorum or similar campaign with respect to any Stockholder Meeting; or (vi) knowingly encourage, advise or influence any other person or knowingly assist any person in so encouraging, advising or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, binding or non-binding (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(c)               form, join or in any way participate in any group or agreement of any kind with respect to any Voting Securities, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with the members of the Investor Group or one or more of their Affiliates and Associates who are instructed to comply with the terms and conditions of this Agreement);

(d)               deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among members of the Investor Group and otherwise in accordance with this Agreement);

(e)               seek publicly, alone or in concert with others, to waive, amend or modify any provision of the Charter or Bylaws;

(f)                acquire or engage in any transaction involving any Synthetic Equity Interests or any Short Interests in the Company;

(g)               demand an inspection of the Company’s books and records;

(h)               make any proposal or public statement or otherwise seek to encourage, advise or assist any person in so encouraging or advising with respect to proposals or public statements related to: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, affairs or policies, (D) any Extraordinary Transaction or any material acquisition of any assets or businesses of the Company or any of its subsidiaries, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or (G) any intent, purpose, plan or proposal that is inconsistent with the standstill provisions of this Agreement;

(i)                 (A) knowingly initiate or in any way participate in, directly or indirectly, any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter, or (B) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the Voting Securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(j)                 enter into any negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(k)               publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(l)                 take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement.

Notwithstanding anything in this Agreement to the contrary, the restrictions in this Section 3 shall not prevent the members of the Investor Group from (1) making any factual statement as required by applicable legal process, subpoena or Legal Requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as the request from such governmental authority was not initiated by by any of the members of the Investor Group), (2) making any confidential communication to the Company or its directors or officers that would not be reasonably expected to trigger public disclosure obligations for either party and (3) tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement. For the avoidance of doubt, nothing in this Section 3 shall be deemed to limit the exercise in good faith by the New Director of his or her fiduciary duties in his or her capacity as a director of the Company. For the further avoidance of doubt, nothing in this Section 3 shall be deemed to limit the ability of the Investor Group to respond to any person reaching out to the Investor Group in connection with any of the foregoing solely to inform such person of the Investor Group’s restrictions under this Agreement.

4.                  Non-Disparagement. During the Standstill Period, the Company and each member of the Investor Group shall each refrain from making, and shall cause their respective Representatives not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media (including social media), analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, attempts to discredit, criticizes, calls into disrepute, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any member of the Investor Group or their related parties described above: the Company, or any of its Affiliates, subsidiaries or Representatives, or any of its or their respective current or former officers, directors or employees, or the Company’s corporate strategy, corporate activities, practices, procedures, business, business operations, products or services, or regarding any Extraordinary Transaction and (b) in the case of statements or announcements by the Company or its related parties described above: the members of the Investor Group or any of their Affiliates, subsidiaries or Representatives, or any of their respective current or former officers, directors, members, general partners or employees. The restrictions in this Section 4 shall not: (1) apply to (i) any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; (2) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder; or (3) apply to efforts to enforce either party’s rights pursuant to this Agreement in accordance with this Agreement. The limitations set forth in this Section 4 shall not prevent any party from responding to any public statement made by the other party of the nature described in this Section 4 if such statement by the other party was made in breach of this Agreement.

5.                  No Litigation. During the Standstill Period, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives, except for (a) claims arising out of any facts not known by such party as of the date hereof, (b) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (c) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates; provided, however, that this Section 5 shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party.

6.                  Public Statements; SEC Filings.

(a)               Promptly following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit B and, following the issuance thereof, any public statements by any party in respect of this Agreement or the subject matter hereof shall be consistent with the Press Release. Prior to the issuance of the Press Release, neither the Company nor any member of the Investor Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party.

(b)               Promptly following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the members of the Investor Group and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any timely comments of the members of the Investor Group and their Representatives.

(c)               Promptly following the execution of this Agreement, but in any event, no later than two Business Days following the execution of this Agreement, the Investor Group shall file with the SEC an amendment to its Schedule 13D; in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including the terms of this Agreement and including this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. The Investor Group shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any timely comments of the Company and its Representatives.

7.                  Confidentiality.

(a)               The parties acknowledge and agree that each Investor Group Designee will receive confidential information of the Company in his or her capacity as an observer of the Board or director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively and individually, “Confidential Information”). The members of the Investor Group that beneficially own securities of the Company and each Investor Group Designee shall have executed and delivered a confidentiality agreement with the Company in the form agreed to by the parties (the “Confidentiality Agreement”) prior to the disclosure of Confidential Information from the Investor Group Designee to the members of the Investor Group or their Representatives; provided, further, that in the event that a Replacement Designee is appointed to the Board pursuant to Section 1(i), the Investor Group and its Representatives may not receive Confidential Information from such Replacement Designee unless and until the Company, the Investor Group and such Replacement Designee shall have executed and delivered an amendment or joinder to the Confidentiality Agreement to join such Replacement Designee to the Confidentiality Agreement as an Investor Group Designee thereunder.

(b)               (b) In the event that no Confidentiality Agreement is in effect and no Investor Group Designee is serving as a director or observer on the Board, the Investor Group acknowledges and agrees that (i) the Investor Group Designees shall be required to preserve the confidentiality of the Company’s information, including any non-public information entrusted to or obtained by such observer or director by reason of his or her position and (ii) each member of the Investor Group shall not seek to obtain Confidential Information of the Company from any Investor Group Designee. The Investor Group further acknowledges and agrees that the Investor Group may, only after the prior affirmative written request of the Investor Group or its Representatives and subject to the execution and delivery of the Confidentiality Agreement, receive Confidential Information of the Company from the Investor Group Designee.

(c)               The Investor Group and each Investor Group Designee hereby acknowledges and agrees that the Investor Group and each Investor Group Designee shall abide by all applicable confidentiality obligations under Delaware law and the Charter, Bylaws and the Corporate Governance Guidelines, to the extent applicable to each member of the Investor Group and to the Investor Group Designee. The Investor Group and its Representatives will not use any Confidential Information for any purpose other than in connection with the Investor Group’s investment in Company. The Investor Group Designees, the Investor Group and its Representatives will not, without the prior written consent of Company, otherwise disclose any Confidential Information to any other Person.

(d)               For the avoidance of doubt, the parties acknowledge and agree that the obligations of the Investor Group and the Investor Group Designees under this Section 7 shall be in addition to, and not in lieu of, each Investor Group Designee’s confidentiality obligations under Delaware law and the Charter, Bylaws and the Corporate Governance Guidelines, to the extent applicable to each member of the Investor Group and to the Investor Group Designee; provided, that in the event of a conflict between the Investor Group Designee’s confidentiality obligations under the applicable Corporate Governance Guidelines of the Company and those in the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control.

8.                  Compliance with Securities Laws; Reporting.

(a)               Each member of the Investor Group and each of the Investor Group Designees acknowledges that it understands its obligations under the U.S. securities laws. In connection with any acquisition by the Investor Group of additional equity interests in the Company as permitted by this Agreement, the Investor Group represents and warrants that it shall comply with all applicable federal and state securities laws and stock exchange rules pertaining thereto.

(b)               Each member of the Investor Group and each of the Investor Group Designees hereby agrees, from the date hereof and for the duration of the Standstill Period, to provide or cause to be provided to the Company by written notice a report of any and all trades made by any member of the Investor Group or any Investor Group Designee in securities of the Company, which report shall be provided to the Company upon the same timetable as any corresponding reporting of transactions would be required to be reported under the U.S. securities laws as if the New Director were already seated on the Board, but without regard to any limitations on the size of transactions for reporting provided for by the U.S. securities laws.

9.                  Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

10.              Representations and Warranties.

(a)               Each member of the Investor Group, severally and not jointly, represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Each member of the Investor Group, severally and not jointly, represents and warrants that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of any organizational documents of it as currently in effect, and that the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Each member of the Investor Group, severally and not jointly, represents and warrants that, as of the date of this Agreement, the shares of Common Stock owned beneficially or of record by each member of the Investor Group as of the date of this Agreement are listed on Schedule A attached hereto. Each member of the Investor Group, severally and not jointly, represents and warrants that it has voting authority over such shares and owns no Synthetic Equity Interests or any Short Interests in the Company, except as disclosed on the Schedule 13D. Each member of the Investor Group, severally and not jointly, represents and warrants that as of the date hereof, except as specifically disclosed on the Schedule 13D, as amended, or on Schedule A attached hereto, (x) none of the members of the Investor Group owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (y) none of the members of the Investor Group have entered into, directly or indirectly, any agreements or understandings with any person (other than their own respective Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company other than this Agreement. Each member of the Investor Group, severally and not jointly, represents and warrants (i) that neither the Company nor any of its Representatives has made or is making any representations or warranties whatsoever regarding the Company, its Affiliates or the subject matter of this Agreement, express or implied, except as expressly provided in Section 10(b) and (ii) that it is not relying and has not relied on any representations, warranties or statements by the Company or its Representatives whatsoever regarding the Company or its Affiliates (for the avoidance of doubt, including any Forward-Looking Information (as defined below), but excluding information regarding the Company or its Affiliates as may be disclosed by the Company in its public filings with the SEC), express or implied, including for purposes of any determination of the Investor Group to acquire or dispose of equity or other interests of the Company or to engage in any other investment decision. Without limiting the foregoing, each member of the Investor Group acknowledges and agrees that neither the Company nor any of its Representatives has made or is making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets regarding the Company or any of its Affiliates, or otherwise regarding the future revenues, future expenses, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Affiliates or the future business and operations of the Company or any of its Affiliates (any such information, “Forward-Looking Information”).

(b)               The Company hereby represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents and warrants that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, and that the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

11.              Termination; Standstill Period.

(a)               Except as otherwise provided in this Section 11, this Agreement shall remain in full force and effect for the period (the “Standstill Period”), and shall promptly terminate upon the end of the Standstill Period, such period commencing on the date of this Agreement and ending on the date that is the later of (i) the 2024 Nomination Date and (ii) the effective date of any termination or resignation letter submitted by the New Director; provided, however, that a non-breaching party may terminate this Agreement prior to the termination of the Standstill Period upon a judicial determination that the Company or any member of the Investor Group, as the case may be, has materially breached any of the terms of this Agreement or the Confidentiality Agreement and has failed to cure any such breach within 15 days of receipt of written notice of such determination.

(b)               (b) Notwithstanding anything to the contrary contained in this Agreement, Section 2(b), Section 2(c), this Section 11, and Section 13 through Section 17 shall not terminate at the end of the Standstill Period, but shall remain in full force and effect through the conclusion of the 2024 Annual Meeting, provided that Section 2(b) and Section 2(c) shall so remain in full force and effect only if the 2024 Annual Meeting is held within 13 months of the 2023 Annual Meeting.

(c)               If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void (except as provided in Section 11(b)), but no termination shall relieve any party from liability for any breach of this Agreement and the Confidentiality Agreement prior to such termination.

12.              Expenses. Each party shall be responsible for its own fees and expenses incurred in connection with this Agreement and all matters related to this Agreement.

13.              Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with mandatory copies (which shall not constitute notice) to:

KVH Industries, Inc. 50 Enterprise Center Middletown, RI 02842 Attn: Felise Feingold Email: ffeingold@kvh.com	Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 Attn: Joshua M. Zachariah Andrew H. Goodman Email: jzachariah@goodwinlaw.com agoodman@goodwinlaw.com
If to the Investor Group:	with mandatory copies (which shall not constitute notice) to:

Black Diamond Capital Management, L.L.C. 2187 Atlantic Street, 9th Floor Stamford, CT 06902 Email: sgoldfarb@bdcm.com eauerbach@bdcm.com	Kleinberg, Kaplan, Wolff & Cohen, P.C. 500 Fifth Avenue, New York, NY 10110 Attn: Christopher P. Davis Email: cdavis@kkwc.com

14.              Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party irrevocably consents to accept service of process in any such Legal Proceeding by first class certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties irrevocably agrees that, subject to any available appeal rights, any decision, order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.

15.              Specific Performance. Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or any of its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

16.              Certain Definitions and Interpretations.

(a)               As used in this Agreement the following terms when used herein will have the respective meanings set forth below:

“2024 Nomination Date” means the date that is thirty (30) calendar days prior to the notice deadline under the Bylaws for stockholders to submit stockholder nominations for election to the Board at the 2024 Annual Meeting.

“Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the Standstill Period become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the members of the Investor Group, as applicable; provided, further, that, for purposes of this Agreement, the members of the Investor Group shall not be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of the members of the Investor Group.

“Annual Meeting” means an annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof.

“beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals or variations thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act, as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law.

“Bylaws” means the Company’s Amended and Restated Bylaws, as may be amended from time to time.

“Charter” means the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time.

“Corporate Governance Guidelines” means the committee charters, corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and guidelines and similar governance documents that are generally applicable to members of the Board.

“DGCL” means the Delaware General Corporation Law, as may be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a Third Party that, in each case, results in a change in control of the Company or the sale of substantially all of its assets.

“Independent Director” means an individual that (i) qualifies as an “independent director” under applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and applicable governance policies of the Company and (ii) is not an employee, principal, Affiliate or Associate of any of the members of the Investor Group or any of their Affiliates or Associates.

“Nominating Committee” means the Company’s Nominating and Corporate Governance Committee.

“Notice Deadline” means the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at an Annual Meeting.

“Ownership Minimum” means the lesser of (i) 15.0% of the outstanding shares of Common Stock and (ii) 2,877,294 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments).

“parties” means the Company, the Investor Group, and each of the members of the Investor Group (it being understood that the Investor Group and its members shall be deemed a single party as the context requires).

“Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, principals, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates.

“SEC” means the U.S. Securities and Exchange Commission.

“Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities.

“Standstill Period” has the meaning set forth in Section 11(a).

“Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof.

“Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions.

“Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement.

“Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

(b)               In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders; and (vi) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

17.              Miscellaneous.

(a)               This Agreement, including all exhibits hereto, with the exception of the Confidentiality Agreement, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)               Except as provided in this Agreement, this Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c)               Except as explicitly provided in this Agreement, the obligations and covenants of each party under this Agreement are several and not joint with the obligations of any other party, and no party shall be responsible in any way for the performance of the obligations or covenants of any other party under this Agreement.

(d)               This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(e)               Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(f)                If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(g)               Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(h)               This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(i)                 Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(j)                 The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

KVH INDUSTRIES, Inc.

By:	/s/ Brent Bruun
Name:	Brent Bruun
Title:	President and Chief Executive Officer

INVESTOR GROUP:

BLACK DIAMOND CAPITAL MANAGEMENT, L.L.C.

By:	/s/ Stephen H. Deckoff
	Name:	Stephen H. Deckoff
	Title:	Managing Principal

By:	/s/ Stephen H. Deckoff
Name: Stephen H. Deckoff

INVESTOR GROUP DESIGNEE

By:	/s/ Stephen H. Deckoff
Name: Stephen H. Deckoff

Schedule A
Schedule of Owned Shares

Member of Investor Group	Shares Beneficially Owned	Shares Owned of Record
Black Diamond Capital Management, L.L.C	3,298,597	3,298,597
Stephen H. Deckoff	3,298,597	3,298,597

Exhibit A
Form of Resignation Letter

[•], 2023

KVH Industries, Inc.

Board of Directors

50 Enterprise Center

Middletown, RI 02842

Re: Resignation

Ladies and Gentlemen:

Reference is made to that certain Cooperation Agreement (the “Agreement”), dated as of February 3, 2023, by and among KVH Industries, Inc., a Delaware corporation (the “Company”), and the entities and individuals set forth on the signature pages thereto. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Solely in the event that, as a result of any affirmative action taken by the Investor Group to reduce its ownership of the Company, the Investor Group beneficially owns, in the aggregate, less than the Ownership Minimum, and conditional solely upon the foregoing, I hereby irrevocably offer to resign from my position as a director of the Company and from any and all committees of the Board on which I serve, subject to acceptance of such resignation by the Board, if and as required pursuant to Section 1(i) of the Agreement.

It is understood that this letter terminates automatically upon the occurrence of the termination of the Standstill Period.

Very truly yours,

By:
Name:	Stephen H. Deckoff

Exhibit B

Form of Press Release